Exhibit 99.1

Media General Reports First-Quarter Results

           RICHMOND, Va., April 12 /PRNewswire-FirstCall/ -- Media General (NYSE: MEG) today reported first-quarter income, before the cumulative effect of a change in accounting principle, of $9.3 million, or 39 cents per diluted share, compared with $9.1 million, or 38 cents per diluted share, in the first quarter of 2004.  Including the accounting charge, a non-cash item that is explained more fully below, the company reported a net loss of $316.2 million in the first quarter of 2005.

          “Media General’s first-quarter operating results were driven mostly by a 12.5 percent improvement in Publishing segment profit.  Newspaper advertising revenues grew 7.4 percent for the quarter, driven primarily by increased Classified advertising.  Strong growth in National advertising and a solid increase in Retail advertising also contributed to Publishing’s revenue growth,” said J. Stewart Bryan III, chairman and chief executive.  “In the Broadcast Division, aggressive sales development initiatives drove strong Local time sales for the quarter.  National television advertising was soft, and Political revenues were virtually absent compared to last year’s presidential primary spending.  Higher equity income from SP Newsprint and lower interest expense also contributed to our improved operating profit performance,” said Bryan.

          Media General’s total revenues for the first quarter of 2005 were up 4.7 percent to $217.9 million compared with $208.2 million in the same period last year.  Segment profit of $39.8 million increased from $38.9 million in the first quarter of 2004.  Segment cash flow of $50.7 million was up as well.

          Publishing segment profit of $29.3 million in the first quarter was $3.3 million, or 12.5 percent, above the same period last year.  Publishing revenues of $143.4 million increased 5.7 percent.  The Tampa Tribune accounted for more than half of the growth and reported a 9.9 percent revenue increase for the quarter.  Including online revenues from newspaper Web sites, total publishing revenues were up 6.5 percent over last year and newspaper advertising revenues increased 8.3 percent.

          Classified revenues increased $4.5 million, or 9.7 percent, driven mostly by the strength of employment advertising, which was up in almost all markets.  Including online advertising, Classified revenues rose 11.4 percent.

          The Tampa Tribune reported a 12.1 percent increase in Classified advertising, fueled by a 31 percent rise in help-wanted advertising revenues, and a 14 percent gain in automotive advertising revenue.  The Richmond Times-Dispatch reported a 7.1 percent increase in Classified revenues, led by higher help-wanted revenues, up 22 percent, which helped to offset a decline in automotive advertising revenues.  At the Winston-Salem Journal, Classified revenues rose 5 percent, with real estate revenues up 15.2 percent and help-wanted up nearly 10 percent.

          Employment linage at the company’s three metropolitan newspapers increased 12.9 percent in the aggregate in the first quarter compared to last year.  The gains were 19.9 percent at the Richmond Times-Dispatch, 9.5 percent at The Tampa Tribune, and 2.1 percent at the Winston-Salem Journal. Retail revenues increased $1.6 million, or 3.2 percent. The growth for the quarter came primarily from The Tampa Tribune, which was up 5.4 percent, and from several Community newspapers. Tampa’s growth reflected higher department store, medical and auto parts advertising. At the Richmond Times-Dispatch, Retail revenues rose 1.1 percent, mostly from Retail preprints as well as gains in financial advertising. At the Winston-Salem Journal, Retail revenues declined 2.9 percent, which reflected declines in department store advertising that were partially offset by gains in Retail preprints.  For the division as a whole, Retail preprint revenue was up 5.8 percent over last year. The company’s Community newspapers reported a gain of 4.3 percent in total Retail advertising.

          National advertising revenues increased $2.1 million, or 20.9 percent.  More than one-half of the increase was at The Tampa Tribune.  The overall gain reflected increases in telecommunications, national automotive and national preprints advertising.  National revenues for The Tampa Tribune were up 19.1 percent, the Winston-Salem Journal reported a 19 percent gain, and the Richmond Times-Dispatch was up 15.3 percent.

          Circulation revenues declined $520,000, or 2.3 percent, due to lower circulation volumes in some markets and a change in wholesale rates to independent carriers in several markets.  For the month of March, nine Media General newspapers were above last year in daily circulation and seven were up for Sunday.

          Publishing expenses increased 4.6 percent over the 2004 first quarter. The most significant increases were higher newsprint, employee benefits and salary expenses. Newsprint expense for the quarter increased 11.1 percent and reflected mostly higher newsprint prices and also increased consumption due to higher advertising linage. The average price per ton increased $44 for the quarter.

          Broadcast Division profit of $11.3 million declined 21.8 percent for the quarter. Revenues increased 1 percent to $71 million and, as expected, reflected the near absence of political campaign spending in this off-election year.

          Local time sales increased $2.7 million, or 6.3 percent.  Media General stations continued to implement several new business development programs that are driving the higher local transactional sales.  The Local gains reflected strength in services, furniture, entertainment and specialty stores advertising.

          National time sales were down $465,000, or 1.9 percent, reflecting lower department stores and telecommunications advertising, partially offset by increases in the corporate, fast food and home improvement categories.

          Political revenues of $323,000 for the quarter showed, as expected, a sharp decline from last year’s first quarter, which had benefited from strong presidential campaign spending.  Political revenues in the 2005 first quarter were generated by issues advertising for Social Security and educational reforms.

          Broadcast expenses for the quarter increased 7.3 percent from the prior year’s period.  The increase was attributable largely to higher salaries, sales commissions on new business, increased cost of goods sold stemming from improved broadcast equipment sales, and the costs associated with programs to drive local time sales growth.

          Interactive Media Division revenues were up 51.1 percent over 2004 to a quarterly record of $4.5 million. The improvement is mainly attributable to continued strong Classified advertising, up 52 percent, and higher Local advertising revenues.  These results reflect continued strong liner upsell activity and special product revenues.  The division’s first-quarter loss of $826,000 was reduced by 50.7 percent from the first quarter of 2004.

          Interest expense decreased 6 percent from the first quarter of 2004, due to lower average debt levels partially offset by higher average interest rates.

          Equity income from the company’s share of SP Newsprint was $447,000 in the quarter and improved significantly from last year’s same quarter loss of $269,000 due to higher newsprint prices.

          Acquisition intangibles amortization was $626,000 higher than last year’s first quarter as a result of increased network affiliation intangibles amortization.

          EBITDA (income before accounting change, interest, taxes, depreciation and amortization) in the first quarter of 2005 was $39.3 million, compared with $39.7 million in the 2004 period.  Free cash flow for the quarter (after-tax cash flow minus capital expenditures) was $10.5 million, compared with $19.4 million in the prior-year period due to expected higher capital expenditures.

          Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful for evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company’s ability to meet its debt service requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

          In the first quarter, the company was required to conform to the provisions of SEC Topic D-108, Use of the Residual Method to Value Acquired Assets Other than Goodwill, which resulted in a cumulative effect of change in accounting principle charge of $325.5 million.  D-108 requires the use of a direct method for valuing all assets other than goodwill.  The company had used a residual value method, a commonly used method at the time, to value its FCC licenses in conjunction with acquisitions made in 1997 and 2000.  However, with the adoption of D-108, the company was required to value its FCC licenses using a direct method.  The direct method requires the company to value its FCC licenses using an average market participant concept and prohibits including other value components that would typically be associated with station value in the calculation.  In contrast, the residual method, formerly used by the company, did include other components of station value.  As a result, because most Media General stations are ranked first or second in their markets, the change in accounting for FCC licenses from a residual value to a direct value method is likely to have a more unfavorable impact on the company than it will have on many other broadcasters.  Ongoing intangibles amortization levels will be unaffected by this change.

          Outlook

          For the second quarter of 2005, Publishing Division revenues are expected to show increases similar to the first quarter, with continued strength in Classified advertising, especially help wanted.  For the Broadcast Division, while time sales are expected to be slightly above last year’s second quarter, driven mostly by Local transactional sales, segment profit will be down from last year.  The major contributing factor will be the expense necessary to generate new revenue growth to offset the absence of Political and Olympics revenue.

          Conference Call and Webcast

          The company will hold an earnings conference call with financial analysts today at 11 a.m. Eastern Time.  The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. To dial in to the call, listeners may call 1-888-396-2369 about 10 minutes prior to the 11 a.m. start. Listeners may also access the live Webcast by logging on to http://www.mediageneral.com and clicking on the “Live Earnings Conference” link at the top of the homepage about 10 minutes in advance.  A replay of the Webcast will be available online at http://www.mediageneral.com beginning at 1 p.m. today.  A telephone replay will also be available, beginning at 1 p.m. and ending on April 19 at 12 a.m., by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 35422611.

          Forward-Looking Statements

          This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

          About Media General

          Media General is a diversified communications company operating leading newspapers, television stations and online enterprises, primarily in the Southeastern United States.  The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, the Richmond Times-Dispatch, and the Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 100 weekly newspapers and other publications.  The company’s broadcasting assets include 26 network-affiliated television stations that reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company’s interactive media assets include more than 50 online enterprises that are associated with its newspapers and television stations. Media General also owns a 20 percent interest in The Denver Post and a 33 percent interest in SP Newsprint Company.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending

(Unaudited, in thousands, except per share amounts)	March 27, 2005	March 28, 2004

Revenues	$217,907	$208,156
Operating costs:
Production	97,529	93,096
Selling, general and administrative	82,260	75,267
Depreciation and amortization	17,172	17,268

Total operating costs	196,961	185,631

Operating income	20,946	22,525

Other income (expense):
Interest expense	(7,495)	(7,971)
Investment income (loss)- unconsolidated affiliates	714	(169)
Other, net	476	59

Total other expense	(6,305)	(8,081)

Income before income taxes and cumulative effect of change in accounting principle	14,641	14,444
Income taxes	5,344	5,344

Income before cumulative effect of change in accounting principle	9,297	9,100
Cumulative effect of change in accounting principle-net of tax	(325,453)	—

Net income (loss)	$(316,156)	$9,100

Net income (loss) per common share:
Income before cumulative effect of change in accounting principle	$0.40	$0.39
Cumulative effect of change in accounting principle	(13.87)	—

Net income (loss)	$(13.47)	$0.39

Net income (loss) per common share assuming dilution:
Income before cumulative effect of change in accounting principle	$0.39	$0.38
Cumulative effect of change in accounting principle	(13.64)	—

Net income (loss)	$(13.25)	$0.38

Weighted-average common shares outstanding:
Basic	23,478	23,253
Diluted	23,857	23,660

Media General, Inc.
BUSINESS SEGMENTS

(Unaudited, in thousands)	Publishing	Broadcast	Interactive Media	Eliminations	Total

Quarter Ended March 27, 2005
Consolidated revenues	$143,433	$70,992	$4,546	$(1,064)	$217,907

Segment operating cash flow	$35,038	$16,248	$(575)		$50,711
Allocated amounts:
Equity in net income of unconsolidated affiliates	89		178		267
Depreciation and amortization	(5,815)	(4,923)	(429)		(11,167)

Segment profit (loss)	$29,312	$11,325	$(826)		39,811

Unallocated amounts:
Interest expense					(7,495)
Investment income-SP Newsprint					447
Acquisition intangibles amortization					(4,735)
Corporate expense					(10,382)
Other					(3,005)

Consolidated income before income taxes and cumulative effect of change in accounting principle					$14,641

Quarter Ended March 28, 2004
Consolidated revenues	$135,648	$70,257	$3,009	$(758)	$208,156

Segment operating cash flow	$31,946	$19,896	$(1,284)		$50,558
Allocated amounts:
Equity in net income of unconsolidated affiliate	100				100
Depreciation and amortization	(5,995)	(5,417)	(390)		(11,802)

Segment profit (loss)	$26,051	$14,479	$(1,674)		38,856

Unallocated amounts:
Interest expense					(7,971)
Investment loss-SP Newsprint					(269)
Acquisition intangibles amortization					(4,109)
Corporate expense					(10,074)
Other					(1,989)

Consolidated income before income taxes					$14,444

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	March 27, 2005	December 26, 2004(1)

ASSETS
Current assets:
Cash and cash equivalents	$11,268	$9,823
Accounts receivable -- net	105,430	117,177
Inventories	7,426	8,021
Other	30,780	35,826

Total current assets	154,904	170,847

Investments in unconsolidated affiliates	93,665	93,277
Other assets	63,584	59,676
Property, plant and equipment -- net	426,243	422,299
Excess of cost over fair value of net identifiable assets of acquired businesses -- net	641,706	641,706
FCC licenses and other intangibles -- net	571,613	1,092,530

Total assets	$1,951,715	$2,480,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,343	$27,000
Accrued expenses and other liabilities	73,080	92,163
Income taxes payable	—	7,708

Total current liabilities	101,423	126,871

Long-term debt	443,466	437,960
Borrowings of consolidated variable interest entities	95,320	95,320
Deferred income taxes	309,605	501,655
Other liabilities and deferred credits	137,162	134,760
Stockholders’ equity	864,739	1,183,769

Total liabilities and stockholders’ equity	$1,951,715	$2,480,335

(1)

The transition provisions of Topic D-108, “Use of the Residual Value Method to Value Acquired Assets Other than Goodwill,” required that related deferred tax effects be considered.  Accordingly, the Company reclassified $190.3 million of goodwill to FCC licenses and recorded $111.5 million of both additional FCC licenses and deferred tax liabilities.  The prior year amounts have been reclassified to conform with the current year presentation.

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending

(Unaudited, in thousands)	March 27, 2005	March 28, 2004

Income before cumulative effect of change in accounting principle	$9,297	$9,100
Interest	7,495	7,971
Taxes	5,344	5,344
Depreciation and amortization	17,172	17,268

EBITDA before cumulative effect of change in accounting principle	$39,308	$39,683

Income before cumulative effect of change in accounting principle	$9,297	$9,100
Depreciation and amortization	17,172	17,268

After-tax cash flow	$26,469	$26,368

After-tax cash flow	$26,469	$26,368
Capital expenditures	16,007	6,942

Free cash flow	$10,462	$19,426

SOURCE  Media General, Inc.
          -0-                                                                                04/12/2005
          /CONTACT:  Investors: Lou Anne Nabhan, +1-804-649-6103, or Media: Ray Kozakewicz, +1-804-649-6748, both of Media General, Inc.
          /First Call Analyst: /
          /FCMN Contact: etucker@mediageneral.com
          /Web site:  http://www.mediageneral.com